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                          Willamette Industries, Inc.
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The following has been posted on the intranet and website of Willamette
Industries, Inc. accompanied by a legend which complies with Rule 14a-12(a)(ii) of the Securities Exchange Act of 1934, as amended:

   Shareholder and Employee Talking Points In Response To Weyerhaeuser Letter

In response to Weyerhaeuser's letter to Willamette shareholders, dated February 27th, 2001, we feel that you should be made aware of the following points:

    . Weyerhaeuser's letter says nothing new or compelling. They continue to push a $48 per share offer that Willamette's board has determined several times to be grossly inadequate, and which many investors agree is a low-ball offer for Willamette's premier franchise.

    . Weyerhaeuser's proposal values Willamette at a 1 percent discount to its 52-week high and a 6 percent discount to its all time high, unlike other deals in which the target received a premium to these benchmarks.

    . Weyerhaeuser fails to note in its letter that its four nominees -- including Weyerhaeuser's former CEO, General Counsel and Sr. VP, Wood Products -- are each paid $25,000 directly by Weyerhaeuser for agreeing to stand for election. The three former Weyerhaeuser executives are still collecting significant Weyerhaeuser pensions. We stand by our assertion that these directors are not well suited to "best protect the value of your investment in Willamette."

    . While criticizing Willamette for using a "relevant composite of forest products company stocks," Weyerhaeuser itself, in commenting on the industry's recent performance selectively, excludes companies from the S&P paper and forest products index. Additionally, by Weyerhaeuser's own logic, they are the best proxy for Willamette and Weyerhaeuser's stock price has appreciated by approximately 24% since November 10, the day prior to the public announcement of Weyerhaeuser's $48 per share "bear hug" proposal.

    . The 64 paper industry transactions cited by Weyerhaeuser includes transactions with under performing companies, no or low premium mergers, and all or part stock transactions where the target shareholders participated in the future upside of the combination. The fact is most of these transactions are not comparable to this one proposed by Weyerhaeuser.

    . Weyerhaeuser's choice of comparable paper transactions also ignores that Willamette is widely regarded to be one of the industry's premier companies, and that it has consistently outperformed the industry over the last decade. It also ignores that Willamette is well positioned to continue outperforming the industry and the fact that Weyerhaeuser has often commented upon our strength.

    . Weyerhaeuser also attacks severance arrangements that our board implemented to ensure that our people would stay focused on our business while Weyerhaeuser attacks the company. Weyerhaeuser fails to note that the severance would, in the vast majority of cases, only become effective if it gains control of Willamette and fires our people. If they don't intend to fire our people, the severance program should not be an issue.
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    .  Finally, Weyerhaeuser notes that we have a "poison pill" or rights plan.
       Our rights plan is in place to enable the board to protect shareholders against just this type of low-ball hostile takeover attempt. It's worth noting that Weyerhaeuser maintains a staggered board despite the vote of 57% of its shareholders in favor of removing it.

    . In response to Weyerhaeuser's complaint about Willamette's annual meeting date, we have clearly and repeatedly stated that it will be before June 30.


Thank you for your continued support.